Exhibit 15.1

(b)(2): An aggregate of 619 Interests consisting of: 199 Series Moonless Sky Interests; 54 Series Sigesmund Interests; 27 Series Swiss Minister Interests; 25 Series Bullion Interests; 16 Series Cairo Kiss Interests; 62 Series Soul Beam Interests; 36 Series Amers Interests; 33 Series Tavasco Road Interests; 100 Series Takeo Squared Interests; and 67 Series Zestful Interests.

(c)(1): An Aggregate of $162,980 based on an aggregate of 619 Interests issued at the following per Interest prices per Series: $110 per Series Moonless Sky Interest; $100 per Series Sigesmund Interest; $270 per Series Swiss Minister Interest; $470 per Series Bullion Interest; $1,110 per Series Cairo Kiss Interest; $610 per Series Soul Beam Interest; $140 per Series Amers Interest; $230 per Series Tavasco Road Interest; $270 per Series Takeo Squared Interest; $320 per Series Zestful Interest.